EX-99.(A)(1)(IV)

______________________________________________________________________________



This announcement is not an offer to purchase or solicitation of offers to sell
 Shares. The Offer is made only by the Offer to Purchase dated August 29, 2008, and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.



                      Hyperion Brookfield Income Fund, Inc.

                      Notice of Offer to Purchase for Cash
                 13,207,547 of its Issued and Outstanding Shares
                          at Net Asset Value Per Share

                          _____________________________



 ______________________________________________________________________________

          THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE FOR THE OFFER
   IS 4:00 P.M., EASTERN TIME ON TUESDAY, SEPTEMBER 30, 2008, UNLESS EXTENDED.
 ______________________________________________________________________________



     Hyperion Brookfield Income Fund, Inc. (the "Fund") is offering to purchase up to 13,207,547 of its issued and outstanding shares of common stock, par value $.001 per share (the "Shares") at a price equal to their net asset value ("NAV") as of the close of business on the New York Stock Exchange on the Expiration Date, September 30, 2008, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated August 29, 2008 (the "Offer"). The NAV on July 31, 2008 was $2.65 per Share.

     The purpose of the Offer is to provide liquidity to the Fund's stockholders, since the Fund's shares are not sold on a secondary market. The Offer is not conditioned upon the tender of any minimum number of Shares.

     If more than 13,207,547 Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Fund's Board of Directors when it determined to make the Offer, the Fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 13,207,547 Shares (or such larger number of Shares sought), on a pro rata basis.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to 4:00 p.m., Eastern time on Tuesday, September 30, 2008, unless the offer is extended, and, if not yet accepted for payment by the Fund, Shares may also be withdrawn after Tuesday, October 28, 2008.

     The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal for the Fund contain important information that should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase, the Fund's Letter of Transmittal, and any other tender offer documents, may be directed to Jonathan Tyras at the address below or telephone number 1-800-HYPERION. Copies will be furnished promptly at no expense to you and also may be obtained by completing and returning the coupon below to Hyperion Brookfield Income Fund, Inc.

                                 1-800-HYPERION

 ______________________________________________________________________________

      Mail to:      Hyperion Brookfield Income Fund, Inc.
                    Three World Financial Center
                    200 Vesey Street, 10th Floor
                    New York, NY  10281-1010
                    Attn: Jonathan Tyras

      [_]   Please send me Hyperion Brookfield Income Fund, Inc.
            Tender Offer materials

      Name _________________________ Address __________________________________
      Business Phone _________________  City  _________________________________
      Home Phone ___________________  State  ______________________ Zip _______

________________________________________________________________________________

        August 29, 2008        Hyperion Brookfield Asset Management, Inc.
________________________________________________________________________________




                                      -2-